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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                          February 10, 2000

Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA 94063-4719

    Re:  Registration Statement on Form S-3

Ladies and Gentlemen:


    We are acting as counsel for Cygnus, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 606,868 shares of Common Stock, $.001 par value (the "Common Stock"), of the Company issuable upon the exercise of certain warrants (the "Warrants") and the conversion of certain convertible debentures (the "Debentures"), to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such 606,868 shares of Common Stock. (Such Registration
Statement, as amended, is herein referred to as the "Registration Statement.")



    We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders issuable upon the exercise of the Warrants and the conversion of the Debentures will be duly and validly authorized, and, upon delivery thereof and payment therefor in accordance with the terms of the Warrants or the Debentures, as the case may be, will be duly and validly issued and will be fully paid and nonassessable.


    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

PILLSBURY MADISON & SUTRO LLP